EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Wilmington Trust Corporation:
We consent to the incorporation by reference in the registration statement (No: 333-150329) on Form S-8 of Wilmington Trust Corporation of our report dated August 28, 2009, with respect to the statement of financial condition of the Wilmington Trust Corporation 2008 Employee Stock Purchase Plan (the Plan) as of May 31, 2009, and the related statement of changes in participants’ equity for the year then ended, which report appears in the May 31, 2009 annual report on Form 11-K of the Wilmington Trust Corporation 2008 Employee Stock Purchase Plan.
/s/ KPMG LLP
Philadelphia, Pennsylvania
August 28, 2009